Press Release

For immediate release

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514

HighPoint Resources Announces 2018 Financial and Operating Guidance,
Provides Initial 2019 Outlook and Operations Update

DENVER - March 26, 2018 - HighPoint Resources Corporation (“HighPoint” or the “Company”) (NYSE: HPR) today announced its 2018 financial and operating guidance, provided an initial outlook for 2019 and provided an operations update, including these highlights:

•	2018 capital expenditures of $500 million to $550 million that will be primarily internally funded with cash on hand and cash flow from operations

•
2018 pro forma production sales volumes of 11.0-11.5 million barrels of oil equivalent (“MMBoe”), representing year-over-year growth of approximately 80% from the DJ Basin and year-over-year growth of greater than 40% from Northeast Wattenberg (“NE”)

•
2019 production sales volumes of 18-20 MMBoe (~65% oil) with associated capital expenditures of $575 million to $625 million, representing year-over-year production growth of approximately 70% at the mid-point

•	Operating cash flow to exceed capital expenditures in the second half of 2019 with a year-end leverage ratio below 1.5 times

•	NE Wattenberg optimized completion program for 2017 had twelve-month cumulative oil production 47% higher than the 2015 program

•	Three new wells brought online in the Hereford Field (“Hereford”) in December 2017 had an average initial thirty-day production rate of 1,016 Boe/d (86% oil)

Chief Executive Officer and President, Scot Woodall commented, "We are pleased to present our 2018 guidance and 2019 outlook which outlines HighPoint’s value proposition as a dominant operator in the oil-weighted, non-urban core of the DJ Basin. Our guidance reflects a strong production profile comprised of greater than 40% production growth from our legacy NE Wattenberg asset and the growing contribution from the Hereford asset. The capital program will be primarily internally funded, and we will increasingly allocate capital to higher-return projects in our core asset portfolio, while effectively managing liquidity and maintaining balance sheet flexibility.

We are focused on integrating Hereford this year and excited about the transformational impact this asset will have on our corporate growth trajectory, capital efficiency metrics and inventory quality. The three most recent wells brought online in December achieved average initial thirty-day production rates of over 1,000 Boe/d (86% oil) and are consistent with previous well performance. We expect to resume drilling and completion activity at Hereford in April that will drive significant volume growth in the back half of the year and into 2019. In NE Wattenberg, we are pleased to announce that our optimized completion program in 2017 resulted in twelve-month cumulative oil production 47% higher than the 2015 program. This low-cost, high-quality asset provides significant cash flow to support the development of the Hereford asset.

The enhancement to our inventory depth and quality, combined with our demonstrated technical execution will allow us to deliver robust production growth in 2018 and 2019, while becoming free cash flow positive in the second half of 2019. Lastly, the anticipated step change in production, cash flow and EBITDAX generation materially improves leverage metrics and provides an optimal capital structure to drive substantial returns to shareholders in the coming years.”

2018 PRODUCTION AND CAPITAL BUDGET GUIDANCE

The Company possesses a high rate-of-return asset portfolio in NE Wattenberg and Hereford that will deliver strong growth and peer-leading operating margins. 2018 pro forma guidance is outlined in the table below:

	Low	High
Capital expenditures ($mm)	$500	$550
Pro forma production sales volumes (MMBoe)	11.0	11.5
Oil percentage	60%	62%

Operating Metrics
Lease operating expense ($mm)	$28	$32
Per Unit ($/Boe)	$2.43	$2.91

Cash general & administrative expense ($mm)	$36	$40
Per Unit ($/Boe)	$3.13	$3.64

Gathering, transportation & processing ($mm)	$5	$10

Unused commitment for firm natural gas transportation charges ($mm)	$18	$19

DJ Basin oil price differential less WTI price	$3.00	$3.00

Pro forma production sales volumes for 2018 are expected to be 11.0-11.5 MMBoe and weighted approximately 60-62% oil. NE Wattenberg is expected to deliver year-over-year production growth in excess of 40% compared to 2017 production sales volumes of 6.2 MMBoe. Hereford will contribute the remainder of 2018 production volumes. Included in the 2018 production guidance is approximately 0.3 MMBoe associated with Hereford for the first quarter of 2018.

The production profile will be weighted more to the second half of 2018 since there was no new drilling or completion activity in Hereford during the first quarter of 2018. Starting in April, completion operations will commence on eight previously drilled, but not completed, extended reach lateral (“XRL”) wells in Hereford with initial flowback anticipated in late second quarter. Drilling is also expected to begin in April with initial production from new wells forecast to impact the fourth quarter of 2018.

The 2018 capital budget range of $500 million to $550 million initially plans for two drilling rigs to operate in NE Wattenberg and one drilling rig to begin operating in Hereford in April 2018. The budget is designed to provide flexibility to opportunistically adjust capital spending and activity between NE Wattenberg and Hereford to maximize development and completion efficiencies. Accordingly, it is anticipated that the drilling program will be adjusted in the third quarter to include two rigs in Hereford and one rig in NE Wattenberg. The Company expects this three-rig program will drill approximately 120-125 gross XRL wells in 2018. Two completion crews will be utilized in 2018 and the Company has the flexibility to add a completion crew, as necessary, based on the timing of well completions. XRL well costs are expected to average approximately $4.85 million per well in NE Wattenberg and $5.1 million per well in Hereford.

As previously reported, first quarter of 2018 production is expected to total 1.8-2.0 MMBoe for the legacy NE Wattenberg properties (excluding the 0.3 MMBoe associated with Hereford). During the first quarter of 2018, the Company operated two drilling rigs in NE Wattenberg and there was no new drilling and completion activity in Hereford. Capital expenditures are expected to total $80-$90 million for the first quarter. Hereford production will be included in reported production sales volumes beginning March 20, 2018, which is the closing date for the combination of HighPoint’s predecessor companies, Bill Barrett Corporation and Fifth Creek Energy.

2019 OUTLOOK

Initial plans for 2019 include maintaining three drilling rigs and drilling approximately 150 XRL wells. It is anticipated that two rigs will operate in Hereford and one rig will operate in NE Wattenberg. Capital expenditures are expected to total $575 million to $625 million and production sales volumes are estimated to be 18-20 MMBoe (~65% oil), representing year-over-year production growth of approximately 70% at the mid-point of the guidance range. Assuming $55.00 per barrel WTI oil and $3.00 per Mcf natural gas pricing, the Company anticipates that operating cash flow will exceed capital expenditures in the second half of 2019. Additionally, based on the same pricing assumptions, the Company expects its year-end leverage ratio to improve to below 1.5 times at year-end 2019.

OPERATIONS UPDATE

Hereford Field

Drilling activity is expected to commence in April with a focus on full drilling and spacing unit development with XRLs. There was no new drilling or completion activity during the first quarter of 2018 following the conclusion of the 2017 capital program. The most recent Hereford activity included three wells that were placed on production in December 2017 that achieved average thirty-day initial production rates of 1,016 Boe/d (86% oil). For 2017, the Company placed ten XRL wells on production with average thirty-day initial production rates of 1,041 Boe/d (85% oil). One full-time completion crew will begin operating in April and completion operations will commence on eight previously drilled, but not completed, XRL wells. The wells will incorporate optimized completions, including controlled flowback methods, and are anticipated to be placed on initial flowback in June 2018.

NE Wattenberg

The 2017 program in NE Wattenberg focused on optimizing completions to include higher sand concentrations, tighter frac stage spacing, and enhanced flowback methods. The Company continues to realize the benefits of these completion techniques as the average twelve month cumulative oil production of these wells is 47% greater than wells completed in 2015.

Two drilling rigs continue to operate in NE Wattenberg with activity focused on the southern portion of the acreage position. During the first quarter of 2018, the Company anticipates drilling 20 XRL wells and placing 22 XRL wells on initial flowback.

COMMODITY HEDGES UPDATE

It is the Company's strategy to hedge approximately 50%-70% of production on a forward 12-month to 18-month basis to reduce the risks associated with unpredictable future commodity prices, to provide certainty for a portion of its cash flow and to support its capital expenditure program. As part of this strategy, the Company continues to opportunistically add hedges and, as of March 23, 2018, has the following hedges in place:

	Oil (WTI)		Natural Gas (NWPL)
Period	Volume Bbls/d	Price $/Bbl	Volume MMBtu/d	Price $/MMBtu
1Q18	9,829	$52.89	5,000	$2.68
2Q18	11,637	52.98	5,000	2.68
3Q18	13,343	54.31	5,000	2.68
4Q18	13,306	54.31	5,000	2.68
1Q19	8,524	54.62	—	—
2Q19	8,500	54.63	—	—
3Q19	7,481	54.41	—	—
4Q19	7,462	54.42	—	—

UPCOMING EVENTS

Investor Events

Members of management are scheduled to participate in the Scotia Howard Weil Energy Conference in New Orleans, Louisiana, March 26-27, 2018. Chief Executive Officer and President, Scot Woodall is scheduled to present on Monday, March 26, 2018, at 3:20 pm central time. Presentation materials will be posted to the Company's website at www.hpres.com in the Investor Relations section prior to the start of the conference.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein; however, these are not the exclusive means of identifying forward-looking statements. Forward-looking statements in this release relate to, among other things, anticipated 2018 and 2019 production, costs, cash flows, differentials, capital expenditures and projects and other future results and our future financial condition and balance sheet attributes.

These and other forward-looking statements in this press release are based on management’s judgment as of the date of this release and are subject to numerous risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT HIGHPOINT RESOURCES CORPORATION

HighPoint Resources Corporation (NYSE: HPR) is a Denver, Colorado based exploration and production company focused on the development of oil and natural gas assets located in the Denver-Julesburg Basin of Colorado. Additional information about the Company may be found on its website www.hpres.com.

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